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                                                                      Exhibit 23



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Global MAINTECH Corporation:


We consent to incorporation by reference in the registration statement (No.33-33576) on Form S-8 of Global MAINTECH Corporation of our report dated April 14, 2000, relating to the consolidated balance sheets of Global MAINTECH Corporation and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which report appears in the December 31, 1999 annual report on Form 10-KSB of Global MAINTECH Corporation.

Our report dated April 14, 2000, contains an explanatory paragraph that states that the Company has suffered losses from operations and has a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report refers to a change in the method of accounting for depreciation.



                                         /s/ KPMG LLP



Minneapolis, Minnesota
April 20, 2000